Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated October 13, 2010, relating to the consolidated financial statements of SouthPeak Interactive Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Reznick Group, P.C.

Vienna, Virginia
November 19, 2010